    As filed with the Securities and Exchange Commission on October 16, 1998

                                             Registration No. 333-______________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                           OMEGA HEALTH SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


       DELAWARE                                          13-3220466
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                          5350 Poplar Avenue, Suite 900
                            Memphis, Tennessee 38119
                    (Address of principal executive offices)


               1995 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN
                            (Full Title of the Plan)


                                 Thomas P. Lewis
                          5350 Poplar Avenue, Suite 900
                            Memphis, Tennessee 38119
                                 (901) 683-7868
            (Name, address and telephone number of agent for service)


                                (with copies to:)
                                 Linda M. Crouch
                       Baker, Donelson, Bearman & Caldwell
                              P.O. Box 3038 (37602)
                         207 Mockingbird Lane, 3rd Floor
                          Johnson City, Tennessee 37604


                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
  TITLE OF SECURITIES TO BE         AMOUNT TO BE            PROPOSED MAXIMUM            PROPOSED MAXIMUM              AMOUNT OF
         REGISTERED                  REGISTERED       OFFERING PRICE PER SHARE(1)  AGGREGATE OFFERING PRICE      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
        Common Stock,
       $0.06 par value                450,000                   $3.20                      $1,440,000                   $425
===================================================================================================================================

(1) The amount of the registration fee is computed in accordance with Rule 457(c) and (h) and is based upon the average of the high and low price of the Common Stock on October 13, 1998, as reported by the Nasdaq Stock Market.

                                     PART II


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

1. The Registrant's Annual Report on Form 10-K filed March 31, 1998, as amended April 30, 1998.

2. The Registrant's Current Report on Form 8-K filed January 2, 1998, as amended March 3, 1998.

3. The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         No response to this item is required.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         No response to this item is required.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys, fees), judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

         The Company's Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145.

         In that regard, the Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or representative, or in any other capacity while serving as a director, officer or representative, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred or suffered by him in connection therewith. Such right shall be a contract right and shall include the right to be paid by the corporation expenses incurred in defending any action, suit or proceeding in advance of its final disposition upon delivery to the Company of an undertaking, if required by law, by or on behalf of such person to repay all amounts so advanced unless it should be determined ultimately that such person is entitled to be indemnified by the Company, whether under the Company's Certificate of Incorporation or otherwise. This right of indemnification under the Certificate of Incorporation does not exclude any other right which such persons may have or later acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         No response to this item is required.

ITEM 8.  EXHIBITS

Exhibit Number    Description

5                    Opinion and Consent of Baker, Donelson, Bearman & Caldwell

24.1                 Consent of Baker, Donelson, Bearman & Caldwell (Included in
                     Exhibit 5).

24.2                 Consent of KPMG Peat Marwick LLP.

ITEM 9.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "1933 Act"), each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on October 15, 1998.

                                   OMEGA HEALTH SYSTEMS, INC.

                                   By: /s/ Thomas P. Lewis
                                       -----------------------------------------
                                           Thomas P. Lewis
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas P. Lewis, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                                 TITLE                                             DATE
          ---------                                 -----                                             ----

/s/ Andrew W. Miller                         Chairman of the Board                                October 15, 1998
------------------------------------
Andrew W. Miller

/s/ Thomas P. Lewis                          President, Chief Executive Officer                   October 15, 1998
------------------------------------         and Director
Thomas P. Lewis

/s/ Ronald L. Edmonds                        Executive Vice President, Chief                      October 15, 1998
------------------------------------         Financial Officer, and Director
Ronald L. Edmonds

/s/ Donald A. Hood                           Senior Vice President -- Managed                     October 15, 1998
------------------------------------         Care, and Director
Donald A. Hood, O.D.

/s/ Mary Elizabeth Porter                    Vice President and Controller                        October 15, 1998
------------------------------------
Mary Elizabeth Porter

/s/ Donald Beisner                           Director                                             October 15, 1998
------------------------------------
Donald Beisner, M.D.

/s/ David M. Dillman                         Director                                             October 15, 1998
------------------------------------
David M. Dillman, M.D.


/s/ Herman L. Tacker                         Director                                             October 15, 1998
------------------------------------
Herman L. Tacker, O.D.